EXHIBIT 99.3

                                   STORAGETEK
                            Q2 2002 CONFERENCE CALL
                    SCRIPT OF PREPARED REMARKS OF BOBBY KOCOL

Once again, we are pleased with the results for the quarter, especially in a time where the economies, the industry and many companies around the world remain in a state of flux. Despite these challenges, we delivered strong earnings performance. And while the IT spending environment continues to vacillate, we are taking further measures to deliver improvements on the bottom line as well as improve our overall financial strength.

Our second quarter revenues of $492 million resulted in earnings of $.18 per share. That compares to last years' results of $512 million in revenue and earnings of $.12 per share. Operational efficiencies, asset management disciplines and expense controls continued to be the underpinnings in delivering a 50% improvement in earnings over Q2 of last year. The balance sheet is very strong. We had another excellent quarter in generating cash and have close to half a billion dollars in the bank with basically no debt. Our financial strength is resonating very well with our customers during these difficult times, and gives them confidence that StorageTek can and will be a long term partner with them. So while we continue to face an economy that is impeding growth on the top line, we're still confident the initiatives and disciplines we have in place will enable us to deliver bottom line improvement over last year. We continue working with our customers to provide economical storage solutions in a time where budgets are being constrained, delayed, and minimized. But we are also preparing ourselves to take advantage of the inevitable rebound in the economy.

As mentioned, second quarter revenues of $492 million were down 4% from Q2 of last year. With the weakening dollar, currency impacts actually aided revenues on a quarter over quarter basis, by about three points. Geographically, North America represented approximately 55% of the total worldwide revenue, Europe approximately a third, and the Pac Rim and Latin America made up the remainder.

Revenue continues to be impacted from the lagging effects of the economy. North American revenues were down 2% in the quarter. Second quarter revenues in Europe were flat over the same period last year, as reported, and down 8% in constant currencies. Revenue in the Pacific Rim was up 2% as reported, but down 1% in constant currencies.

Revenues through our indirect channels were basically flat in the quarter. Last year, total sales through the indirect channels were down 9% for the full year, yet this year they are up slightly through the first half. Going forward, an improving indirect channel revenue stream will be necessary for us to realize revenue growth.

The first quarter revenues consisted of $300 million in Product sales and $192 million of Service revenue. Within our Products segment, total tape sales in the second quarter were $236 million, disk sales were $35 million, and Network and Other sales were $29 million. Customer buying patterns continue to be sluggish. As in the recent past, the high ratio of drives to libraries that were revenue recognized in the quarter continues to indicate customers are buying only what they need in order to fulfill their storage capacity requirements. This is partially why tape revenues are down around 13% in the first half of this year. To a lesser extent but also contributing to the decline was the shift of some revenue from tape product sales to service revenue as a result of our outsourcing arrangement with EDS. While it is difficult to quantify, we estimate this shift from sales to service was between $5 and $10 million.

However, the second quarter did produce some highlights. In disk, we had a 39% improvement in the quarter over last year as we had a full quarter of activity with our LSI relationship. Much of this growth was driven by solutions we offer that combine the benefits of tape, disk, network products and services. And within Networking, sales from SAN hardware products grew 13% from Q2 of last year, and comprised just over 60% of the total sales amount in this segment. This is further indication our efforts in providing full storage solutions are gaining some traction.

We are very pleased in the progress of our service segment, with revenue growing to $192 million, a 16% improvement over the prior year. At the beginning of the quarter, we commenced our partnership with EDS on secondary storage and that contributed to about a fourth of the increase. So without the impacts from our outsourcing business with EDS, service growth would still be approximately 12% over Q2 of last year. The bulk of the revenue increase is coming from our continuing focus on providing the services our customers need in resolving their business challenges. We are expanding our reach into new markets within the services arena. These new addressable markets should provide another growth vector for us in the long term. The storage services market is a $25 billion market, and we either have or are developing the infrastructure to penetrate these areas. Annualizing our Q2 results would put us on a pace to deliver over $750 million of mostly annuity type revenue and margin. Being able to provide a full range of hardware, software, and services is a very compelling value proposition for customers. It's the strategy we've been working towards, and the benefits are just starting to be realized.

When we entered the year, we were anticipating a flat first half in revenue due to a stagnant economy, and a stronger second half if the recovery materialized. As Pat has already mentioned, it appears this is not in the cards. With our revenues down 3% in the first half compared to the same period last year, and all indications showing little if any change, we will continue on the same pathway we've been on so far this year. That is, controlling expenses, continuing the disciplines with asset management, and driving cash flow. Obviously, predicting the level of capital spending in IT in the second half of the year is something we choose to let the experts do. And while we are encouraged by the improvements we are seeing in our US business, Europe and the rest of the world remain sluggish. We are hoping to at least be able to deliver flat revenues in the second half, but quite frankly we are going to manage expenses as if the first half trends of a 3% decline in revenues from the prior year continues. Actually, that would be our estimate at this time of a revenue range for the second half. From a 3% decline to flat revenues compared to last year. And our normal seasonal patterns would most likely remain unchanged. That is, sequentially down in the third quarter as Europe spends time away from normal business activity, and then higher sequential growth from the third to the fourth quarter. We are pleased with another quarter of margin expansion. Second quarter "total" gross margins were 44%, an increase of 130 basis points from last year. Product margins for the second quarter were 43.5%, up slightly, about 50 basis points from first quarter levels, but down 150 basis points from last years' level of 45%. Product mix changed slightly and had some impact on margins. However, the indirect channel sales accounted for 45% of our total product sales in the second quarter. Since this is basically the same level as Q1, margins are slightly better but similar on a sequential basis. In Q2 of last year, the channel mix was skewed more towards the direct channel as only 40% of the total sales mix came through the indirect channels. Keep in mind, as we achieve a higher percentage of sales through the indirect channels, which typically carry lower margins, there will be pressure at the gross margin level. However, as volumes increase, a net positive benefit should come through additional operating margin dollars providing incremental profitability. We continue to realize benefits through operational efficiencies and our ongoing cost reduction activities. Going forward, product mix and channel mix will continue to be the key drivers of product margins. Managing inventory and manufacturing capacity levels will also have an impact. Having said that and based on where we are through the first half, we are anticipating product margins for the year to be in the range of 44 to 45%.

Service margins for the quarter at 45% were an increase of almost 700 basis points over Q2 of last year. Quite frankly, better management of our service delivery process is the key to much of this improvement. We've come a long way since last year on how we manage this business, turning resources that were once operating as cost centers into revenue generating vehicles. Going forward, we are anticipating service revenues to remain relatively flat to the second quarter on a sequential basis, and then have a slight increase, in dollars, in the fourth quarter. Service margins should decline slightly in the second half from current Q2 levels as we increase the consulting portion of our business that typically carries a lower margin than hardware support. We will continue to assess our service delivery process in order to improve efficiency and eliminate unnecessary costs. For the full year, we are now anticipating service margins to be 2 points better than the 41 to 42% range we had guided to previously.

Having said that, there is no change to our projections on "total" gross margins to what we've previously discussed, although there is a slight shift between segments. We still see a slight improvement over last years' levels, indicating total gross margins to be in the range of 44 to 45% for the full year.

Total operating expenses for the second quarter were $192 million, a decrease of $10 million, or 5% from last year. R&D expenditures remained flat sequentially from the first quarter at $55 million, and down 11% from last year levels. Our plans are to keep R&D expenditures relatively flat to current levels on a dollar basis in the second half of the year. SG&A along with other income and expenses were $137 million, down $4 million, or 3% from last year. We will continue analyzing our sales models and the resulting expense ramps in line with current economic conditions. With that, there's no change at this moment to what we've indicated in the past. SG&A and other income and expense should be similar to 2001 on a percentage basis, that being around 27 to 28%, depending on the level of revenue. And finally, net interest income and expense added $2 million to pre-tax earnings in Q2.

A true indicator of a corporation's success in execution is evidenced by a constantly improving balance sheet and cash flow. The second quarter results corroborate that for us. The balance sheet is very strong. Cash balances at the end of the quarter increased to $489 million. And this includes roughly a $50 million outlay to EDS for the storage equipment we purchased as part of the secondary storage agreement. We also remained relatively debt free. The second quarter is typically our weakest quarter from a cash flow standpoint. However, we were able to generate cash flow from operations of approximately $70 million in the quarter as we put a full court press on collections, inventory management, and operational expenditures.

With an ailing economy, we specifically targeted goals on past due accounts to ensure collection. In Q2 alone, we had approximately a 20% reduction on past due accounts across the world. Inventory levels decreased another $18 million to $134 million, the lowest levels we've had since the early 1990's. Inventory levels have decreased 44% over the last four quarters. Inventory turns of 5.1 were more than a 50% improvement over Q2 of last year. Managing inventory levels are very important in any high-tech slow-down, as obsolescence can be costly. As I indicated earlier, financial strength at StorageTek, even during an economic downturn, is a "huge" advantage for us. We're extremely proud of the entire StorageTek team for their continued emphasis on asset management and the balance sheet.

One final metric worth mentioning is headcount, which is now around 7400, down about 400 from year-end. The majority of the decline is from the transfer of employees as part of our outsourcing arrangements.

In summary, we are managing our business as prudently as possible given the difficult circumstances in the market. At this time, we're still faced with an unpredictable environment and weak economy. But we are still confident in the steps we are taking to manage the business. While we can't predict with any certainty the improvements, or lack there-of, in the economy and markets, we are moving forward with increasing momentum and objectives aimed at delivering strong cash flows and improving financial results.